                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           BAXTER INTERNATIONAL INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                                      Baxter International Inc.     847.948.2000
                                      One Baxter Parkway
                                      Deerfield, Illinois 60015

LOGO

                  March 21, 1997

                  TO ALL BAXTER INTERNATIONAL INC. STOCKHOLDERS:

                  The Board of Directors joins me in inviting you to attend the 1997 annual meeting of stockholders. The meeting will be held in the James Simpson Theatre in the Field Museum of Natural History, McFetridge Drive and Lake Shore Drive, Chicago, Illinois, on Monday, May 5, 1997. The meeting will begin at 9:30 a.m., Central Time. Registration will begin at 8:00 a.m. Refreshments will be served before the meeting.

                  In addition to the matters described in the attached proxy statement, I will report on the business and progress of Baxter during 1996 and Baxter's future. Baxter's performance is discussed in the enclosed 1996 Annual Report to Stockholders. The enclosed Annual Report will give you greater insight into our plans for 1997 and beyond.

                  I hope you will be able to attend the meeting and look forward to seeing you there.

                  Sincerely,


                  /s/ Vernon R. Loucks Jr.
                  Vernon R. Loucks Jr.
                  Chairman of the Board of Directors
                   and Chief Executive Officer

                                     Baxter International Inc.     847.948.2000
                                     One Baxter Parkway
                                     Deerfield, Illinois 60015

LOGO

                 March 21, 1997

                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                 The 1997 annual meeting of stockholders of Baxter International Inc. ("Company") will be held in the James Simpson Theatre in the Field Museum of Natural History, McFetridge Drive and Lake Shore Drive, Chicago, Illinois, on Monday, May 5, 1997 at 9:30 a.m. Central Time, for the following purposes:

                     1. To elect five directors to hold office for three years
                        (page 3);

                     2. To ratify the appointment of Price Waterhouse LLP as
                        independent accountant for the Company in 1997 (page
                        21);

                     3. To adopt the Company's Officer Incentive Compensation
                        Plan (page 21);

                     4. To act on the stockholder proposal relating to
                        cumulative voting in the election of directors (page
                        23); and

                     5. To transact any other business which is properly
                        presented at the meeting.

                 Only holders of record of the Company's common stock at the close of business on March 7, 1997 will be entitled to vote at the meeting. A list of the stockholders entitled to vote at the meeting will be kept at the stock transfer department of The First National Bank of Chicago, Chicago, Illinois, for the 10-day period before the meeting.

                 Please mark and sign the enclosed proxy card and return it promptly in the enclosed envelope, even if you plan to attend the meeting, to ensure that your vote is counted. If you attend the meeting and vote by ballot at the meeting, your proxy will be revoked automatically and only your vote at the meeting will be counted.

                 By order of the Board of Directors,


                 /s/ David C. McKee
                 David C. McKee
                 Corporate Vice President, Secretary  and Deputy General
                 Counsel

--------------------------------------------------------------------------------

                                      LOGO

   Baxter International Inc., One Baxter Parkway, Deerfield, Illinois 60015,
                                  847.948.2000

--------------------------------------------------------------------------------

PROXY STATEMENT

  The Board of Directors of Baxter International Inc. ("Company") solicits your proxy for the annual meeting of stockholders to be held on May 5, 1997. This proxy statement and the accompanying proxy card are being mailed to stockholders beginning approximately March 21, 1997.

  Because many of the Company's stockholders are unable to attend the annual meeting in person, the board solicits proxies by mail to give each stockholder an opportunity to vote on all matters presented at the meeting. Stockholders are urged to:
  (1) read this proxy statement carefully;
  (2) specify their choices on each matter by marking the appropriate box on the enclosed proxy card; and
  (3) sign, date and return the card in the enclosed envelope.

  There is a place on the enclosed proxy card for stockholders to request confidential treatment of their votes. If a stockholder requests, inspectors of election and tabulators will keep the stockholder's vote permanently confidential and not disclose the vote to anyone other than another inspector or tabulator. Confidential treatment will not apply when it would not comply with law or during a proxy contest (neither of which is applicable to this proxy solicitation).

  Only holders of record of the Company's common stock, $1 par value ("Common Stock"), at the close of business on March 7, 1997, will be entitled to vote. On that date, approximately 273,023,212 shares of Common Stock were outstanding. The holders of the Common Stock are entitled to vote as a single class with each share entitled to one vote. Any stockholder signing a proxy card may revoke or revise it at any time before the meeting by submitting a new proxy card to the secretary of the Company or by voting in person at the meeting. Either action automatically will cancel any proxy card previously signed.

  If no specific instructions are given and the proxy card is properly signed and returned, all shares covered by the proxy card will be voted by the Company's chairman of the board and chief executive officer or the senior vice president and general counsel for the election of all of the board's nominees for directors, for ratification of Price Waterhouse LLP as independent accountant for 1997, for adoption of the Company's Officer Incentive Compensation Plan, and against the stockholder proposal relating to cumulative voting in the election of directors. Unless otherwise indicated by the stockholder, proxy cards also give the Company's chairman and chief executive officer and its senior vice president and general counsel discretionary authority to vote all shares of Common Stock represented by the proxy on any other matter that is properly presented for action at the meeting.

  Common Stock credited to a participant in either the Company's Stockholder Investment Service (dividend reinvestment plan) or an uncertificated share account of the employee stock purchase plans will be voted in the same manner as the participant votes the Common Stock standing in his or her name. If a participant has no Common Stock standing in his or her name, the custodian,

--------------------------------------------------------------------------------
The First Chicago Trust Company of New York, will vote shares of Common Stock held in such accounts only in accordance with the participant's instructions.

  Determination of whether a matter specified in the Notice of Annual Meeting of Stockholders has been approved will be determined as follows. Those persons will be elected directors who receive a plurality of the votes cast at the annual meeting in person or by proxy and entitled to vote on the election. Accordingly, directions to withhold authority will have no effect on the outcome of the vote. For each other matter specified in the Notice of Annual Meeting of Stockholders, the affirmative vote of a majority of the shares of Common Stock present at the annual meeting in person or by proxy and entitled to vote on such matter is required for approval. Abstentions will be considered shares present in person or by proxy and entitled to vote and will, therefore, have the effect of a vote against the matter. Broker non-votes will be considered shares not present for this purpose and will have no effect on the outcome of the vote. Directions to withhold authority to vote for directors, abstentions and broker non-votes will be counted for purposes of determining if a quorum is present for the annual meeting.

--------------------------------------------------------------------------------

BOARD OF DIRECTORS
  The Company's certificate of incorporation divides the Board of Directors into three classes. Each year, the directors in one class are elected to serve a three-year term. The Company's certificate of incorporation and bylaws allow the directors to increase (and decrease) the size of the board, to elect directors to fill the vacancies created by the increase and to assign the elected directors to a class. Pursuant to that authority, in February 1997, the Board of Directors elected General Walter E. Boomer to serve as a director of the Company until the 1997 annual meeting of stockholders.

  The Board of Directors has nominated General Walter E. Boomer, John W. Colloton, Susan Crown, Vernon R. Loucks Jr., and Georges C. St. Laurent, Jr. for election as directors at the 1997 annual meeting. All of the nominees are currently directors of the Company. Each director elected will serve a three-year term. If any nominee for director becomes unavailable for election, the number of directors will be reduced.

  Stockholders may nominate director candidates for election at an annual meeting of stockholders by providing written notice of such nomination to the secretary of the Company and by complying with the related procedures specified in the Company's bylaws. The Company's bylaws require the notice to be submitted to the Company 60 to 90 days before the anniversary date of the previous year's annual meeting. The bylaws also require the notice to include specified information about the stockholder making the nomination and specified information about the director candidate, including all information that would be required to be disclosed in a proxy statement. No nominations for director pursuant to this process were received for the 1997 annual meeting, and no other candidates are eligible for election as directors at the 1997 annual meeting. A copy of the bylaws may be obtained from the secretary of the Company.

  Silas S. Cathcart, David W. Grainger, and Lester B. Knight resigned as directors of the Company in August 1996 in connection with their election to the board of directors of Allegiance Corporation ("Allegiance"). Allegiance is an independent publicly-traded corporation that was spun-off by the Company on September 30, 1996 through a stock dividend. The board expresses its appreciation for their contributions to the Company.

--------------------------------------------------------------------------------

  The chairman and chief executive officer and the senior vice president and general counsel intend to vote the shares represented by proxies for all of the board's nominees, except to the extent authority to vote for the nominees is withheld.

  Directors will be elected by a plurality of the votes cast FOR the election of directors at the annual meeting. This means that the five individuals who receive the largest number of votes cast will be elected as directors.

  The Board of Directors recommends a vote FOR the election of all of the nominees for directors.

--------------------------------------------------------------------------------

ELECTION OF DIRECTORS
(ITEM 1 ON PROXY CARD)

Information Concerning Nominees for Election as Directors

Walter E. Boomer--Age 58                                     Director since 1997

  In 1994, General Boomer retired as a general and assistant commandant of the United States Marine Corps after 34 years of service. He joined McDermott International Inc. in 1994, and served as executive vice president of McDermott International Inc. and president of the Babcock & Wilcox Power Generation Group through November 1996.

John W. Colloton--Age 66                                     Director since 1989

  From 1971 to 1993, Mr. Colloton served as the director of the University of Iowa Hospitals and Clinics, and since 1993 he has been vice president of the University of Iowa for Statewide Health Services. Mr. Colloton also serves as a director of Iowa State Bank & Trust, OncorMed Inc., Mid American Energy Company, Iowa-South Dakota Blue Cross and Blue Shield (IASD) and the University of Pennsylvania Medical Center.

Susan Crown--Age 38                                          Director since 1993

  Since 1984, Ms. Crown has been a vice president of Henry Crown and Company, which includes diversified manufacturing operations, real estate and securities. Ms. Crown also serves as a director of Caribbean International News Corporation, Illinois Tool Works, Inc. and as a trustee of Northern Funds Mutual Fund.

Vernon R. Loucks Jr.--Age 62                                 Director since 1975

  Mr. Loucks has been chairman of the Board of Directors since 1987 and chief executive officer of the Company since 1980. Mr. Loucks was first elected an officer of the Company in 1971. Mr. Loucks also serves as a director of Affymetrix, Inc., Anheuser-Busch Companies, Inc., The Dun & Bradstreet Corporation, Coastcast Corporation, Emerson Electric Co. and The Quaker Oats Company.

Georges C. St. Laurent, Jr.--Age 60                          Director since 1992

  Since 1988, Mr. St. Laurent has been chief executive officer of Western Bank, a financial institution. From 1988 to 1996, he served as chairman of the board of Western Bank. Mr. St. Laurent also serves as a director of Perkin Elmer Corporation.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Information Concerning Directors Continuing in Office

Pei-yuan Chia--Age 58                                        Director since 1996
                                                               Term Expires 1998

  Mr. Chia was vice chairman of Citicorp and Citibank, N.A., its principal subsidiary, from 1994 to 1996 when he retired. From 1993 to 1996, he served as a director of Citicorp and Citibank, N.A., and assumed responsibility for their global consumer business in 1992. Between 1974 and 1992, Mr. Chia held various senior management positions in Citicorp and Citibank, N.A. and was Citibank, N.A.'s senior customer contact for corporate banking activities in Asia. Mr. Chia serves as a director of American International Group, Inc. He is a trustee of The Asia Society and of the New York University Medical Center, both in New York City. Mr. Chia also serves on the Wharton Graduate Executive Board of the University of Pennsylvania and as a senior fellow at its SEI Center for Advanced Studies in Management.

Mary Johnston Evans--Age 67                                  Director since 1986
                                                               Term expires 1998

  Mrs. Evans is a director of Household International, Inc., Sun Company, Inc., Delta Air Lines, Inc., The Dun & Bradstreet Corporation and Scudder New Europe Fund.

Frank R. Frame--Age 67                                       Director since 1992
                                                               Term expires 1998

  Mr. Frame is an adviser to the board of directors of HSBC Holdings plc., a financial institution. Between 1976 and 1990, Mr. Frame held various senior management positions in The Hongkong and Shanghai Banking Corporation Limited, a financial institution from which he retired in 1990, including group legal adviser, executive director and deputy chairman. Mr. Frame also serves as chairman of Wallem Group Limited, deputy chairman of Time Products plc and director of Edinburgh Dragon Trust plc, and The British Investment Trust plc.

Martha R. Ingram--Age 61                                     Director since 1987
                                                               Term expires 1999

  Since 1995, Ms. Ingram has been the chairman of the board of directors of Ingram Industries Inc., an inland waterway transportation company, a distributor of trade books and video products and an automobile insurance company. She was first elected a director of Ingram Industries Inc. in 1981 and became its chief executive officer in 1996. Ms. Ingram also serves as a director of Ingram Micro, First American Corporation and Weyerhaeuser Company.

Harry M. Jansen Kraemer, Jr.--Age 42                         Director since 1995
                                                               Term expires 1999

  Mr. Kraemer has been senior vice president and chief financial officer of the Company since 1993. Mr. Kraemer previously was the vice president of finance and operations for a subsidiary of the Company. Prior to that he was employed as controller, group controller, and president of various divisions of subsidiaries of the Company. Mr. Kraemer also serves as a director of MedPartners, Inc. and Comdisco Inc.

--------------------------------------------------------------------------------

Arnold J. Levine--Age 57                                     Director since 1994
                                                               Term expires 1998

  Dr. Levine has been a professor of biology and the chairman of the molecular biology department at Princeton University since 1984. From 1979 to 1983, Dr. Levine was a professor of biology and the chairman of the molecular biology department at State University of New York. Since 1982, Dr. Levine has been the chairman of the Company's scientific advisory board.

Monroe E. Trout, M.D.--Age 65                                Director since 1995
                                                               Term expires 1998

  Dr. Trout was chairman of the board, president and chief executive officer of American Healthcare Systems, a network of integrated health care systems, from 1987 to 1994 when he retired. He was elected president and chief executive officer of American Healthcare Systems in 1986. Dr. Trout also serves as a director of Cytyc Corporation, Science Applications International Corporation
(SAIC), and The West Company, Inc.

Reed V. Tuckson, M.D.--Age 46                                Director since 1996
                                                               Term expires 1999

  Since 1991, Dr. Tuckson, an internist, has been the president of the Charles
R. Drew University of Medicine and Science, a private academic health sciences university. From 1990 to 1991, he was the senior vice president for programs of the March of Dimes Birth Defects Foundation. From 1986 to 1990, Dr. Tuckson was the Commissioner of Public Health for the District of Columbia. Dr. Tuckson also serves as president of the Association of Minority Health Professional Schools.

Fred L. Turner--Age 64                                       Director since 1982
                                                               Term expires 1999

  Mr. Turner is senior chairman of the board of directors and chairman of the executive committee of McDonald's Corporation, a restaurant licensor. Mr. Turner previously was chairman of the board and chief executive officer of McDonald's Corporation. He joined McDonald's in 1956. Mr. Turner also serves as a director of Ronald McDonald House Children's Charities, Aon Corporation and
W. W. Grainger, Inc.

--------------------------------------------------------------------------------

OPERATION OF THE BOARD OF DIRECTORS
  Pursuant to Delaware law, under which the Company is organized, the Company's business, property and affairs are managed under the direction of the Board of Directors. During 1996, there were nine meetings of the board. Each current director attended 75% or more of the meetings of the board held when he or she was a director and the board committees to which he or she was assigned as a regular member.

Committees of the Board

  The Board of Directors has six committees, the duties of which are described in the Company's bylaws.

  The Executive Committee consists of three directors, a majority of whom are not employees of the Company. The committee may exercise most of the powers of the Board of Directors, except those reserved to the Board of Directors by the Company's bylaws or Delaware law. The Executive

--------------------------------------------------------------------------------
Committee did not meet in 1996. The current members of the Executive Committee are Vernon R. Loucks Jr. (chairman), Susan Crown and Fred L. Turner.

  The Audit Committee consists of four directors who are not employees of the Company. The committee assists the Board of Directors in fulfilling its responsibility for the Company's accounting and financial reporting practices and provides a channel of communication between the Board of Directors and the Company's independent accountant. The Audit Committee met five times in 1996. The current members of the Audit Committee are Monroe E. Trout (chairman), Frank R. Frame, Georges C. St. Laurent, Jr. and Fred L. Turner.

  The Compensation Committee consists of four directors who are not employees of the Company. The committee determines compensation for officers, and makes recommendations to the Board of Directors concerning compensation for the chairman of the board and chief executive officer. It also exercises the authority of the Board of Directors relating to the Company's employee benefit plans. The Compensation Committee met eight times in 1996. The current members of the Compensation Committee are Georges C. St. Laurent, Jr. (chairman), Mary Johnston Evans, Frank R. Frame and Martha R. Ingram.

  The Finance Committee consists of five directors who are not employees of the Company. Within limits established in the Company's bylaws, the committee exercises the authority of the Board of Directors in connection with financial transactions and assists and advises the Board of Directors regarding the financial affairs of the Company. The Finance Committee met five times in 1996. The current members of the Finance Committee are John W. Colloton (chairman), Pei-yuan Chia, Susan Crown, Arnold J. Levine and Reed V. Tuckson.

  The Planning and Organization Committee consists of four directors who are not employees of the Company. The committee assists and advises the Board of Directors in connection with board membership, board committee structure and membership as well as general organization and planning matters. The Planning and Organization Committee considers director candidates. Under guidelines followed by the committee, it seeks candidates with high integrity, good judgment and breadth of experience, among other criteria. The Planning and Organization Committee met three times in 1996. The current members of the Planning and Organization Committee are Fred L. Turner (chairman), Susan Crown, Mary Johnston Evans and Monroe E. Trout.

  The Public Policy Committee consists of five directors who are not employees of the Company. The committee reviews the policies and practices of the Company to assure that they are consistent with its social responsibility to employees, customers and society. The Public Policy Committee met five times in 1996. The current members of the Public Policy Committee are Martha R. Ingram (chairman), Pei-yuan Chia, John W. Colloton, Arnold J. Levine and Reed V. Tuckson.

--------------------------------------------------------------------------------

COMPENSATION OF DIRECTORS
  The restricted stock plan for non-employee directors ("Director Stock Plan") was amended in 1995 to provide directors with less cash compensation and more Common Stock. The Director Stock Plan, as amended, aligns the directors' interests more closely with the interests of all of the Company's stockholders. Under the amended Director Stock Plan, each non-employee director receives 3,000 restricted shares of Common Stock upon election or re-election to a three-year term. These restricted shares vest in 1,000 share installments on the dates of the three annual meetings of

--------------------------------------------------------------------------------
stockholders following the date of election or re-election. This restricted stock award replaced the annual cash retainer that previously was payable to each non-employee director for board membership.

  Each non-employee director receives an additional 1,000 restricted shares of Common Stock upon election or re-election to a three-year term, pursuant to the amended Director Stock Plan. This fixed number of shares replaces the variable number of shares which would otherwise have been calculated and granted in accordance with the Director Stock Plan before it was amended. These restricted shares vest at the expiration of the director's term of office.

  Cash compensation of non-employee directors consists of a $1,000 fee for each board and each committee meeting attended. Members of committees receive an annual retainer of $3,000, and chairmen of committees receive an additional annual retainer of $4,000; except that members of the Executive Committee do not receive any annual retainer for their Executive Committee membership. Directors may elect to defer payment of all or a part of their cash compensation. Employee directors are not compensated separately for their board or committee activities.

  Each non-employee director who retires at age 65 or after, with at least five years of board service, will receive upon retirement 1,000 restricted shares of Common Stock for each of the director's full years of service as a non-employee director, pursuant to the amended Director Stock Plan. This restricted stock award replaced the annual cash payment which otherwise would have been paid for a period of time equal to the director's full years of service as a non-employee director. This restricted stock award applies to all directors who retire on or after the 1995 effective date of the amendments. These restricted shares vest six months after the grant date. Each non-employee director is eligible for medical benefits and life insurance benefits. Medical benefit payments in 1996 totaled $647 for all non-employee directors. No non-employee director life insurance benefits were paid in 1996.

  Grants of restricted stock awarded under the Director Stock Plan vest as described above, unless specified corporate control changes occur. Until vested, the restricted stock may not be transferred or sold by the director. During the restriction period, the director has all of the other rights of a stockholder, including the right to receive dividends and vote the shares.

  In addition to the non-employee director compensation and benefits described above, Dr. Arnold J. Levine receives an annual consulting fee for his services as chairman of the Company's scientific advisory board. The total consulting fee paid to Dr. Levine in 1996 was $29,250, and it is expected to be approximately the same in 1997. The members of the Company's scientific advisory board also receive, from time to time, stock options which give them the opportunity to purchase Common Stock for a limited period of time at the closing price of the Common Stock on the date of grant. Dr. Levine did not receive any stock options in 1996, and he has no outstanding stock options from the Company.

--------------------------------------------------------------------------------

-------------------------------------------------------------------------------

COMPENSATION OF NAMED EXECUTIVE OFFICERS

General

  The following table shows, for the years ended December 31, 1996, 1995, and 1994 the compensation provided by the Company and its subsidiaries to the chairman and chief executive officer and the four next most highly compensated executive officers in all capacities in which they served. The five individuals identified in the Summary Compensation Table are referred to as the "named executive officers" throughout this proxy statement.

                          SUMMARY COMPENSATION TABLE

                                                               LONG TERM COMPENSATION
                                                           -------------------------------
                                ANNUAL COMPENSATION               AWARDS          PAYOUTS
                          -------------------------------  --------------------- ----------
                                                  OTHER                                       ALL
                                                  ANNUAL   RESTRICTED SECURITIES             OTHER
                                                 COMPEN-     STOCK    UNDERLYING    LTIP    COMPEN-
   NAME AND PRINCIPAL           SALARY   BONUS    SATION    AWARD(S)   OPTIONS    PAYOUTS   SATION
        POSITION          YEAR  ($)(1)   ($)(1)   ($)(2)     ($)(3)     (#)(4)     ($)(5)   ($)(6)
---------------------------------------------------------------------------------------------------
VERNON R. LOUCKS JR.      1996 $751,000 $800,000 $325,592        -0-   396,600   $1,774,234 $50,016
Chairman of the Board
 and                      1995 $751,000 $800,000 $321,763        -0-   118,999          -0- $49,110
 Chief Executive Officer  1994 $580,100 $800,000 $213,195        -0-   350,000          -0- $35,445
---------------------------------------------------------------------------------------------------
HARRY M. JANSEN KRAEMER,
 JR.                      1996 $352,231 $320,000 $  7,685        -0-   133,300   $  340,956 $17,891
Senior Vice President
 and                      1995 $288,577 $240,000 $  5,634        -0-    38,019          -0- $15,504
 Chief Financial Officer  1994 $249,615 $225,000    (excl)  $262,438   125,000          -0- $10,266
---------------------------------------------------------------------------------------------------
ARTHUR F. STAUBITZ        1996 $302,000 $240,000 $  3,692        -0-    96,600   $  315,700 $15,869
Senior Vice President     1995 $280,000 $216,500 $    106        -0-    25,024          -0- $14,400
 and General Counsel      1994 $266,554 $200,000    (excl)  $232,092   100,000          -0- $10,397
---------------------------------------------------------------------------------------------------
MICHAEL A. MUSSALLEM      1996 $301,539 $230,000 $ 13,148        -0-   106,500   $  340,956 $14,494
Group Vice President      1995 $271,000 $175,000 $ 16,678        -0-    23,628          -0- $13,205
Baxter Healthcare
 Corporation              1994 $235,000 $175,000 $219,442   $269,620   125,000          -0- $ 9,248
---------------------------------------------------------------------------------------------------
JACK L. MCGINLEY          1996 $311,538 $220,000    (excl)       -0-   107,700   $  340,956 $14,824
Group Vice President      1995 $277,500 $170,000    (excl)       -0-    24,272          -0- $14,444
Baxter Healthcare
 Corporation              1994 $245,169 $195,000    (excl)  $180,115   125,000          -0- $10,894
---------------------------------------------------------------------------------------------------

(1) Amounts shown include cash compensation earned by the named executive officers during the year covered, including amounts deferred at the election of those officers. Bonuses are paid in the year following the year during which they are earned.
(2) As permitted by the Securities and Exchange Commission's (SEC) rules regarding disclosure of executive compensation in proxy statements, this column excludes perquisites and other personal benefits for the named executive officer if their total cost in each of 1996, 1995 and 1994 did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer for those years. Of the 1996 amount shown for Mr. Loucks, $168,600 represents the approximate incremental cost to the Company of his use of Company aircraft for personal travel, which the Company required for security reasons. Of the 1994 amount shown for Mr. Mussallem, $97,000 represents incremental relocation costs the Company incurred when Mr. Mussallem moved at the Company's request.
(3) Amounts shown represent the market value at the date of grant, without giving effect to the diminution in value attributable to the restrictions on such stock. As of December 31, 1996, the number and value of the aggregate restricted stock holdings of the named executive officers are as follows: Mr. Loucks--233,600 shares ($9,577,600); Mr. Kraemer--76,000 shares ($3,116,000); Mr. Staubitz--30,000 shares ($1,230,000); Mr.
    Mussallem--32,400 shares ($1,328,400); and Mr. McGinley--32,400 shares ($1,328,400). Dividends are payable on all outstanding shares of restricted stock held by all Company executives at the same rate and time and in the same form in which dividends are payable on all outstanding shares of Common Stock, as required by the Company's 1987 Incentive Compensation Program.

-------------------------------------------------------------------------------
(4) No Stock Appreciation Rights (SARs) were granted by the Company in 1996, and there are no outstanding SARs held by any employee or director of the Company. The number shown represents the number of shares of Common Stock for which options were granted to the named executive officer. In October 1996, the Compensation Committee adopted an equitable adjustment formula applicable to all options outstanding on September 26, 1996, the record date for the Allegiance spin-off. The options shown for 1994 were not equitably adjusted. The 1994 options were exercised on June 15, 1994 as part of the Company's Shared Investment Plan described on page 15. The options shown for 1995 reflect the equitable adjustment. (See footnote 2 on page 11 for more information about the equitable adjustment formula.) The options shown for 1996 were not equitably adjusted because they were granted after the record date for the Allegiance spin-off. The options shown for 1996 consist of two separate option grants. (See the Option Grants Table on page 10 for information about the 1996 option grants.)
(5) Amounts shown represent the market value of earned restricted stock which vested, under the Company's 1989 Long-Term Incentive Plan, on December 31, 1996. The 1989 Long-Term Incentive Plan is described below the Long-Term Incentive Plan Table on page 12.
(6) Amounts shown represent the Company matching contributions in the Company's Incentive Investment Plan, a qualified section 401(k) profit sharing plan, additional matching contributions in the Company's deferred compensation plan and the dollar value of split-dollar life insurance benefits. Those three amounts for 1996, expressed in the same order as identified above, for the named executive officers are as follows: Mr. Loucks--$4,500, $42,030, and $3,486; Mr. Kraemer--$4,500, $13,267, and
    $124; Mr. Staubitz--$4,500, $11,055, and $314; Mr. Mussallem--$4,500,
    $9,796, and $198; and Mr. McGinley--$4,500, $9,946, and $378.

-------------------------------------------------------------------------------

Stock Option Grants
  The following table contains information relating to the stock option grants made in 1996 under the Company's 1987 and 1994 Incentive Compensation Programs to the named executive officers.

                              OPTION GRANTS TABLE
                     OPTION GRANTS IN LAST FISCAL YEAR (1)

                                                                         POTENTIAL REALIZABLE VALUE
                                                                         AT ASSUMED ANNUAL RATES OF
                                                                          STOCK PRICE APPRECIATION
                                INDIVIDUAL GRANTS                             FOR OPTION TERM
                         -------------------------------            ---------------------------------------
                                    PERCENT OF
                         NUMBER OF    TOTAL
                         SECURITIES  OPTIONS
                         UNDERLYING GRANTED TO EXERCISE
                          OPTIONS   EMPLOYEES   OR BASE
                          GRANTED   IN FISCAL    PRICE   EXPIRATION
         NAME               (#)      YEAR(2)   ($/SH)(3)    DATE    0%($)   5% ($)(4)         10% ($)(4)
--------------------------------------------------------------------------------------------------------------
Mr. Loucks                 221,600     6.2%     $51.00    11/17/06  $-0-  $    4,039,325    $    13,126,277
                           175,000     4.9%     $42.13    11/27/06  $-0-  $    4,636,678    $    11,750,270
--------------------------------------------------------------------------------------------------------------
Mr. Kraemer                 70,800     2.0%     $51.00    11/17/06  $-0-  $    1,290,542    $     4,193,774
                            62,500     1.7%     $42.13    11/27/06  $-0-  $    1,655,956    $     4,196,525
--------------------------------------------------------------------------------------------------------------
Mr. Staubitz                46,600     1.3%     $51.00    11/17/06  $-0-  $      849,425    $     2,760,309
                            50,000     1.4%     $42.13    11/27/06  $-0-  $    1,324,765    $     3,357,220
--------------------------------------------------------------------------------------------------------------
Mr. Mussallem               44,000     1.2%     $51.00    11/17/06  $-0-  $      802,032    $     2,606,300
                            62,500     1.7%     $42.13    11/27/06  $-0-  $    1,655,956    $     4,196,525
--------------------------------------------------------------------------------------------------------------
Mr. McGinley                45,200     1.3%     $51.00    11/17/06  $-0-  $      823,906    $     2,677,381
                            62,500     1.7%     $42.13    11/27/06  $-0-  $    1,655,956    $     4,196,525
--------------------------------------------------------------------------------------------------------------
All Stockholders            N/A        N/A        N/A       N/A     $-0-  $7,218,379,532(5) $18,292,820,336(5)
--------------------------------------------------------------------------------------------------------------
All Optionees            3,600,000     100%       N/A       N/A     $-0-  $   75,541,560(6) $   222,735,120(6)
--------------------------------------------------------------------------------------------------------------
Optionee Gain as % of
 All Stockholders' Gain     N/A        N/A        N/A       N/A      N/A            1.05%              1.22%
--------------------------------------------------------------------------------------------------------------

(1)  No Stock Appreciation Rights (SARs) were granted by the Company in 1996.

(2) In 1996, the Company granted options on approximately 3.6 million shares of Common Stock to approximately 340 employees. The first option shown for each named executive officer was granted effective November 18, 1996. The second option shown for each named executive officer was granted effective November 27, 1996.
(3) The $51.00 exercise price shown is 120% of the closing price of the Common Stock on the effective date of grant, which was November 18, 1996. The $42.13 exercise price shown for the second grant is the closing price of the Common Stock on the effective date of the grant, which was November 27, 1996.
(4) The amounts shown in these two columns represent the potential realizable values using the options granted and the exercise prices. The assumed rates of stock price appreciation are set by the SEC proxy statement disclosure rules and are not intended to forecast the future appreciation of the Common Stock.
(5) The potential realizable values for all stockholders was calculated based on the approximately 272,440,000 shares of Common Stock outstanding on December 31, 1996. The potential realizable value was calculated assuming the stockholders purchased the Common Stock at $42.50, the closing price of the Common Stock on November 18, 1996.
(6) The potential realizable values for all optionees was calculated based on approximately 2.4 million options granted at the $51.00 exercise price and approximately 1.2 million options granted at the $42.13 exercise price.
(7) The options with the $51.00 exercise price become exercisable five years from the date of grant, subject to accelerated vesting as follows. One hundred percent of the option will become exercisable on the first business day after the ninetieth consecutive calendar day during which the average fair market value of the

-------------------------------------------------------------------------------
   Common Stock equals or exceeds $65 per share. The options with the $42.13 exercise price become exercisable on October 1, 1999. The exercise price may be paid in cash or shares of Common Stock. The 1987 and 1994 Programs provide that if specified corporate control changes occur, all outstanding options will become exercisable immediately. Both of the option grants shown in this table are explained in the Compensation Committee report on page 15.
(8) None of the options shown in this table was equitably adjusted for the Allegiance spin-off because each option was granted after the record date for the Allegiance spin-off.


-------------------------------------------------------------------------------

Stock Option Exercises
  The following table contains information relating to the exercise of stock options by the named executive officers in 1996 as well as the number and value of their unexercised options as of December 31, 1996.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION VALUES(1)

                                       NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                      UNDERLYING UNEXERCISED         IN-THE-MONEY
                                            OPTIONS AT                OPTIONS AT
                                      FISCAL YEAR -END (#)(2)   FISCAL YEAR END ($)(3)
            SHARES ACQUIRED  VALUE   ------------------------- -------------------------
   NAME     ON EXERCISE (#) REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----------------------------------------------------------------------------------------
Mr. Loucks        -0-         N/A      172,547      515,599    $2,526,444    $752,074
Mr. Krae-
 mer              -0-         N/A       29,541      171,319    $  527,705    $240,280
Mr.
 Staubitz         -0-         N/A       10,417      121,624    $  175,006    $158,152
Mr.
 Mussallem        -0-         N/A       29,172      130,128    $  496,253    $149,329
Mr. McGin-
 ley              -0-         N/A       31,950      131,972    $  441,165    $153,399
----------------------------------------------------------------------------------------

(1) No Stock Appreciation Rights (SARs) were exercised by any Company employee in 1996, and there are no outstanding SARs held by any employee or director of the Company.
(2) The sum of the numbers under the Exercisable and Unexercisable columns of this heading represents each named executive officer's total outstanding options. In October 1996, the Compensation Committee adopted an equitable adjustment formula applicable to all options outstanding on September 26, 1996, the record date for the Allegiance spin-off. The formula, which is consistent with the applicable tax and accounting rules, is intended to preserve the value of the options after the Allegiance spin-off. The formula used the average of the closing prices of the Common Stock for the five consecutive trading days ending September 26, 1996. The formula compared the average of the closing prices for the Common Stock trading "regular way," which included the spin-off dividend of Allegiance stock, to the closing prices for the Common Stock trading "ex-distribution," which excluded the spin-off dividend of Allegiance stock. The application of the equitable adjustment formula resulted in a decrease of approximately 7% in the exercise price and an increase of approximately 7% in the number of shares subject to the option. The number of exercisable and unexercisable options shown reflect the equitably adjusted options.
(3) The dollar amounts shown under the Exercisable and Unexercisable columns of this heading represent the number of exercisable and unexercisable options, respectively, which were "In-the-Money" on December 31, 1996, multiplied by the difference between the closing price of the Common Stock on December 31, 1996, which was $41.00 per share, and the exercise price of the options. For purposes of these calculations, In-the-Money options are those with an exercise price below $41.00 per share. The dollar amounts shown reflect the equitably adjusted options, as explained in footnote 2 above.

-------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Long-Term Incentive Plans
  The following table provides information relating to restricted stock grants made to the named executive officers during 1996 under the Company's 1989 Long-Term Incentive Plan. All of the amounts shown on the following table represent shares of Common Stock.

                           LONG-TERM INCENTIVE PLANS
                           AWARDS IN LAST FISCAL YEAR

                                                               ESTIMATED FUTURE PAYOUTS UNDER NON-
                                                                     STOCK PRICE-BASED PLANS
                                                               -----------------------------------
               # OF SHARES, UNITS  PERFORMANCE OR OTHER PERIOD                ANNUAL
    NAME       OR OTHER RIGHTS (#) UNTIL MATURATION OR PAYOUT  THRESHOLD(#) TARGET (#) MAXIMUM (#)
--------------------------------------------------------------------------------------------------
Mr. Loucks          145,963             1/1/96--12/31/00          16,860      28,100     56,200
Mr. Kraemer          63,324             1/1/96--12/31/00           6,600      11,000     22,000
Mr. Staubitz         27,375             1/1/96--12/31/00           3,000       5,000     10,000
Mr. Mussallem        28,900             1/1/96--12/31/00           3,240       5,400     10,800
Mr. McGinley         28,813             1/1/96--12/31/00           3,240       5,400     10,800
--------------------------------------------------------------------------------------------------

  The shares of restricted stock granted in 1996 to the named executive officers were granted under the Company's 1989 Long-Term Incentive Plan. Each participant in the Plan, including the named executive officers, has an annual target number of restricted shares that can be earned annually if the Company achieves its net income growth and average operational cash flow goals over a multi-year period. The number of shares earned is then adjusted upward or downward based on the Company's total rate of return to stockholders for the year compared to the total rate of return achieved by the Standard & Poor's Medical Products and Supplies Index for the same year. The restricted stock ordinarily vests one year after it is earned, if the Plan participant remains employed by the Company or one of its subsidiaries on the vesting date. The Allegiance Corporation stock dividend was not distributed on any of the shares of restricted stock granted to the named executive officers in 1996. The shares of restricted stock granted in 1996 were granted after the record date for the Allegiance spin-off.

  The Summary Compensation Table on page 8 shows "LTIP Payouts" to the named executive officers in 1996. The amounts shown represent the market value of earned restricted stock which vested under the Plan on December 31, 1996. The shares were earned in 1995 based on the Company's annual net income growth and based on the average amount of operational cash flow the Company generated in the two-year period ending December 31, 1995. The number of shares earned was then adjusted based on the total rate of return achieved by the Company and the Standard & Poor's Medical Products and Supplies Index in 1995, as explained above.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

COMPANY FINANCIAL PERFORMANCE
  The following graph compares the performance of the Common Stock with the Standard & Poor's 500 Composite Index and the Standard & Poor's Medical Products and Supplies Index. The comparison of total return (change in year end stock price plus reinvested dividends) for each of the years assumes that $100 was invested on December 31, 1991 in each of the Company, the Standard & Poor's 500 Index and the Standard & Poor's Medical Index with investment weighted on the basis of market capitalization. The 1992 Company dividend includes the Caremark International Inc. stock dividend distributed on November 30, 1992. The 1996 Company dividend includes the Allegiance Corporation stock dividend distributed on September 30, 1996.

                             [GRAPH APPEARS HERE]

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
            AMONG BAXTER INTERNATIONAL, S&P 500 INDEX AND PEER GROUP

Measurement Period           BAXTER                         S&P
(Fiscal Year Covered)        INTL          MEDICAL INDEX    500 INDEX
-------------------          ------        -------------    ---------
Measurement Pt-
12/31/91                     $100          $100             $100
FYE 12/31/92                 $ 91.0        $ 86.0           $108.0
FYE 12/31/93                 $ 71.0        $ 65.0           $118.0
FYE 12/31/94                 $ 86.0        $ 77.0           $120.0
FYE 12/31/95                 $131.0        $131.0           $165.0
FYE 12/31/96                 $150.0        $150.0           $203.0

--------------------------------------------------------------------------------

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
  The Compensation Committee, comprised of four non-employee directors, establishes and monitors the total compensation program for the senior executives of the Company and its subsidiaries.

Compensation Philosophy for Executive Officers
  The committee's philosophy is to provide compensation opportunities which are structured to be competitive when compared to manufacturing companies of similar size, including health care and non-health care companies. This philosophy is intended to assist the Company in attracting, retaining and motivating executives with superior leadership and management abilities. Consistent with this philosophy, the committee reviews compensation data from surveys whose participants include the large companies in the Standard & Poor's Medical Products and Supplies Index and other large non-

--------------------------------------------------------------------------------
health care companies with which the Company and its subsidiaries compete for executive talent ("comparable companies"). Based on the survey data, the committee determines a total compensation structure for each officer, including Mr. Loucks, consisting primarily of salary, cash bonus, restricted stock, and stock options. The proportions of these elements of compensation vary among the officers depending upon their levels of responsibility. The senior executive officers ordinarily receive a larger portion of their total compensation through performance-based incentive plans, which place a greater percentage of their compensation at risk while more closely aligning their interests with the interests of the Company's stockholders.

  The committee's philosophy with respect to the $1 million cap on the tax-deductibility of executive compensation is to maximize the benefit of tax laws for the Company's stockholders by seeking performance-based exemptions and the related stockholder approval where consistent with the Company's compensation policies and practices. Item 3 on the proxy card seeks stockholder approval of the Company's cash bonus plan for this purpose. See page 21 for more information about the Company's cash bonus plan and the recommended stockholder approval.

Compensation Elements

  Salaries
  The committee establishes salaries each year at a level intended to be competitive with the 50th percentile of salaries paid to executive officers in comparable companies. In addition, officer salaries are based on the officer's individual performance and experience in the position. For this reason, actual salaries for some executive officers are below the 50th percentile due to the Company's practice of adjusting salaries over time rather than immediately when there are promotions into executive officer positions.

  Cash Bonuses
  Bonuses are intended to provide executive officers with an opportunity to receive additional cash compensation (which when combined with salary provides total cash compensation between the 50th and 60th percentile of total cash compensation paid to executives in comparable companies), but only if they earn it through achievement of specified Company performance goals. Each year, the committee establishes a bonus range for each executive officer by utilizing the market data of comparable companies. After year-end results are reported, the committee determines each officer's bonus based on the Company's achievement of the specified performance goals and the officer's individual performance. The Company outperformed its net income growth and operational cash flow goals for 1996. Consequently, actual bonuses for 1996 ranged from 89 percent to 100 percent of the high end of the executive officers' respective bonus ranges.

  Restricted Stock
  Restricted stock has been granted, under the Company's 1989 Long-Term Incentive Plan, to maintain the plan period through the year 2000. This plan was established as part of the Company's 1987 Incentive Compensation Program ("1987 Program"), which was approved by the Company's stockholders. Restricted stock grants are intended to be an additional mechanism for compensating executives while aligning their interests more closely with the interests of all of the Company's stockholders. The plan provides participants the opportunity to build equity in the Company if the Company achieves strong performance as measured by net income growth and average operational cash flow over a three-year period. Each participant has a target number of restricted shares that can be earned annually if the Company achieves its net income growth and average

--------------------------------------------------------------------------------
operational cash flow goals. The number of shares earned is then adjusted upward or downward based on the Company's total rate of return to stockholders for the year compared to the total rate of return achieved by the Standard & Poor's Medical Products and Supplies Index for the same year. The number of restricted shares granted is determined based upon the number of restricted shares which each executive officer would receive if the target number of restricted shares is earned. The stock ordinarily vests one year after it is earned, if the participant remains employed by the Company or one of its subsidiaries.

  Because of the Company's 1996 net income growth and operational cash flow generated over the three-year period ending December 31, 1996, and based on the Company's 1996 total rate of return to stockholders compared to the 1996 total rate of return achieved by the Standard & Poor's Medical Products and Supplies Index, 191 percent of restricted share targets were earned under the plan in 1996. The number of shares earned by each participant was then increased by a formula to make-up for the value of the 1996 earned shares that was represented by Allegiance Corporation on December 31, 1996. The make-up applied only to the 1996 earned shares on which the Allegiance Corporation stock dividend was not distributed. The vesting and payout of the 1996 earned shares will occur on December 31, 1997.

  Stock Options
  The stock options held by the executive officers have been granted under the Company's 1987 and 1994 Incentive Compensation Programs, both of which were approved by the Company's stockholders. They represent an additional vehicle for aligning management's and stockholders' interests, specifically motivating executives to remain focused on the market value of the Common Stock in addition to the specified performance goals in the cash bonus plan and long-term incentive plan. The 1996 stock option grants to the Company's executive officers included two distinct grants which are explained below.

Premium-Priced Stock Option
  Each of the Company's executive officers and selected other key employees received a premium-priced stock option in November 1996. The option exercise price is $51 per share, which is 120% of the $42.50 closing price of the Common Stock on November 18, 1996, the effective date of the grant. The stock option equals twice the number of shares the recipient received in his or her last option grant from the Company. The size of the option provides each option recipient with a significant financial opportunity, but only if the price of the Common Stock rises significantly above $51 per share. The Compensation Committee previously has not granted a premium-priced stock option to Company executives. This premium-priced option grant is another example of the Compensation Committee's emphasis on compensating executives while aligning their interests more closely with all stockholders' interests.

Shared Investment Plan-Related Stock Option
  The Company implemented the Shared Investment Plan in 1994 to align further management's interests with the interests of stockholders. The Plan provided the 63 top members of the Company's management with a one day stock option to purchase a significant amount of Common Stock. The five named executive officers voluntarily took out full-recourse, personal loans to buy $21,450,000 worth (825,000 shares) of Common Stock on June 15, 1994. This is one of the strongest statements our management team has made about the personal commitment to increasing stockholder value. The transaction increased key employees' motivation to manage the Company as owners. To a significant degree, their financial well-being will depend heavily on the performance of the Common Stock.

--------------------------------------------------------------------------------

  The Plan incorporates a risk-sharing provision for participants who remain employed by the Company or one of its subsidiaries at least until the first anniversary of the stock option exercise date (June 15, 1995). For those participants, the Company will share the loss, if any, which the participant incurs upon the sale of the purchased shares in connection with repayment of the loan. The risk sharing provision operates as follows. If any portion of the purchased shares is sold before the third anniversary of the exercise date (June 15, 1997), the participant is responsible for 100% of the loss, and is entitled to receive 50% of the gain, on that portion of the purchased shares. If any portion of the purchased shares is sold on or after the third anniversary of the exercise date (June 15, 1997), the participant is responsible for 50% of the loss, and is entitled to receive 100% of the gain, on that portion of the purchased shares. Under the terms of the Plan, each participant is fully obligated to repay to the banks all principal, interest and other amounts on the loan when due and payable.

  The Compensation Committee concluded that it is in the best interests of the Company to have the Shared Investment Plan participants who are currently employed by the Company hold the Common Stock that they purchased through the Plan until 1999, the year in which the loans are due. To encourage this result, the Compensation Committee granted to each executive officer and to other participants in the Shared Investment Plan a stock option equal to one-half the number of shares they purchased through the Shared Investment Plan, in exchange for their agreement to defer the sale of their shares until February 1, 1999. February 1, 1999 is the date of the sale restriction because it allows an eight-month period during which the sales could be managed, in the interests of all stockholders, in advance of the October 1, 1999 loan due date.

  There are several important and desirable results which arise from the option grant. First, restricting the sale of the Shared Investment Plan shares until February 1, 1999 keeps the participants at personal financial risk, attributable to the outstanding personal loans, throughout 1997 and 1998. Second, by providing a stock option, the participants have the opportunity for additional financial reward, but the opportunity is realized only to the extent that the Common Stock price continues to rise. Third, the option terms and conditions incorporate an employment retention feature. If an option recipient voluntarily terminates employment before October 1, 1999, the date on which the option vests, the person forfeits the option, but remains subject to the February 1, 1999 sale restriction. There are exceptions for retirement, death and disability. This option is another example of the committee's emphasis on aligning management's and stockholders' interests.

Mr. Loucks' 1996 Compensation
  Mr. Loucks participates in the same compensation plans provided to other executive officers. The committee's general approach to setting Mr. Loucks' compensation is to be competitive with comparable companies--and to have a majority of his compensation dependent on achievement of performance criteria established by the committee and the performance of the Common Stock. All compensation actions relating to Mr. Loucks are subject to the approval of the Board of Directors. The actions described in this report have been approved.

  In February 1992, the committee capped Mr. Loucks' salary at $751,000, its 1991 level, and capped his bonus at $800,000, its 1990 level, for the five-year period beginning in 1992. At the same time, the committee granted Mr. Loucks 65,000 shares of restricted stock in lieu of the salary and cash bonus increases he might have otherwise received over that five-year period, because of the committee's continuing emphasis on aligning management's and stockholders' interests. The committee determines the number of shares earned on an annual basis, based on its assessment of Mr. Loucks' performance for that particular year. Recently, the committee determined that Mr.

--------------------------------------------------------------------------------
Loucks earned 18,000 of the 65,000 shares of restricted stock for 1996, based on the Company's strong operating performance and on its total rate of return to stockholders for 1996. All earned shares are scheduled to vest on December 31, 1997, if he remains employed by the Company or one of its subsidiaries on that date.

  The committee also determined that Mr. Loucks earned an $800,000 bonus because the Company exceeded its net income growth and operational cash flow goals for 1996. The Company's success in 1996 and, in particular, the successful spin-off of Allegiance Corporation, reflects Mr. Loucks' continued commitment to the strategic direction of the Company toward an objective of leadership in health care.

  Mr. Loucks, like other participants in the 1989 Long-Term Incentive Plan, was deemed to have earned 191 percent of his annual target award of restricted stock in 1996, based on the Company's strong net income growth, operational cash flow and Common Stock performance for 1996.

  Mr. Loucks also received the premium-priced stock option described above representing 221,600 shares of Common Stock. This is twice the number of options he received in 1995, and the relative grant size for Mr. Loucks is the same as that determined for all other recipients of the premium-priced option.

  The Shared Investment Plan-related stock option also was granted to Mr. Loucks representing an additional 175,000 shares of Common Stock. This option equals one-half of the shares of Common Stock he purchased through the Shared Investment Plan. The Shared Investment Plan-related option terms and conditions described above also apply to Mr. Loucks.

Relationship of Executive Compensation to Company Performance
  The committee believes that management should be motivated, and compensated, based on the Company's financial and Common Stock performance. For this reason, the committee has emphasized goals for net income growth, operational cash flow and Common Stock performance when determining cash bonus and long-term incentive compensation for all executive officers, as explained above. The committee believes that strong financial performance, as expressed by net income growth, operational cash flow and Common Stock performance, were the appropriate focus for 1996. The common stock returns improved in 1996 despite the continuing pressure on health-care costs. Total shareholder return, stock price plus dividend, rose 14 percent during 1996. Over the last three years, total shareholder return has increased at a compound annual growth rate of 28 percent--higher than the Dow Jones Industrial Average and the Standard & Poor's 500.

                     Georges C. St. Laurent, Jr. (Chairman)
             Mary Johnston Evans  Frank R. Frame  Martha R. Ingram

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Pension Plan, Excess Plans and Supplemental Plans
  The following table shows estimated annual retirement benefits payable to participants in the Company's United States pension plan ("Pension Plan") whose employment terminates at normal retirement (age 65). The normal retirement benefit equals 1.75 percent of the average of an employee's five highest consecutive calendar years of earnings out of his or her last ten calendar years of earnings ("Final Average Pay"), multiplied by the employee's years of Pension Plan participation. In general, the earnings covered by the Pension Plan include salary, annual cash bonuses and other regular pay. The figures shown include benefits payable under the Pension Plan, the Company's related defined benefit excess pension plan and supplemental plans for certain individuals. The estimates assume that benefit payments begin at age 65 under a single life annuity form. The figures are net of the Social Security offset specified by the Pension Plan's benefit formula and therefore do not include Social Security benefits payable from the federal government. The primary Social Security amount used in the calculations is that payable for an individual attaining age 65 in 1996.

  Although age 65 is the normal retirement age under the Pension Plan, the Pension Plan has early retirement provisions based on a point system. Under the point system, each participant is awarded one point for each year of Pension Plan participation and one point for each year of age. Participants who terminate employment after accumulating at least 65 points, and who wait to begin receiving their Pension Plan benefits until they have 85 points, receive the same Pension Plan benefits they would otherwise receive at age 65, regardless of their actual age when they begin receiving their Pension Plan benefits.

                              PENSION PLAN TABLE

                             ESTIMATED ANNUAL RETIREMENT BENEFITS
                       ------------------------------------------------------
                            YEARS OF PENSION PLAN PARTICIPATION(1)
      FINAL AVERAGE    ------------------------------------------------------
         PAY(1)           15         20         25         30         35
-----------------------------------------------------------------------------
      $  200,000       $ 48,400   $ 64,500   $ 80,700   $ 96,800   $ 113,100
         300,000         74,700     99,500    124,400    149,300     174,400
         400,000        100,900    134,500    168,200    201,800     235,600
         500,000        127,200    169,500    211,900    254,300     296,900
         600,000        153,400    204,500    255,700    306,800     358,100
         700,000        179,700    239,500    299,400    359,300     419,400
         800,000        205,900    274,500    343,200    411,800     480,600
         900,000        232,200    309,500    386,900    464,300     541,900
       1,000,000        258,400    344,500    430,700    516,800     603,100
       1,100,000        284,700    379,500    474,400    569,300     664,400
       1,200,000        310,900    414,500    518,200    621,800     725,600
       1,300,000        337,200    449,500    561,900    674,300     786,900
       1,400,000        363,400    484,500    605,700    726,800     848,100
       1,500,000        389,700    519,500    649,400    779,300     909,400
       1,600,000        415,900    554,500    693,200    831,800     970,600
       1,700,000        442,200    589,500    736,900    884,300   1,031,900
       1,800,000        468,400    624,500    780,700    936,800   1,093,100
       1,900,000        494,700    659,500    824,400    989,300   1,154,400

-------------------------------------------------------------------------------
(1) As of January 1, 1997, the named executive officers' years of Pension Plan participation and Final Average Pay for purposes of calculating annual retirement benefits payable under the Pension Plan are as follows: Mr. Loucks--30 years and $1,441,043; Mr. Kraemer--13 years and $397,324; Mr. Staubitz--16 years and $393,044; Mr. Mussallem--16 years and $323,216; and Mr. McGinley--31 years and $399,246.

-------------------------------------------------------------------------------
  Before 1995, Mr. McGinley managed the operations of the Company's subsidiaries in Canada and Japan. While he resided in those two countries, he did not accrue benefits in the Pension Plan. In 1995, in recognition of Mr. McGinley's service for the Company outside the United States, the Company provided Mr. McGinley with a non-qualified and unfunded pension supplement. The pension supplement will provide Mr. McGinley with the difference between 1) his actual accrued benefits under the Pension Plan and the Company's Canadian Pension Plan and 2) the benefit he would have accrued under the Pension Plan if his service in Canada and Japan were included in the Pension Plan. Also, the pension supplement provides him with five additional years of Pension Plan participation and five additional years of age. The 31 years of Pension Plan participation shown for Mr. McGinley includes the five additional years which he received through the pension supplement. The pension supplement is payable to Mr. McGinley at the same time he begins to receive his actual accrued benefit under the Pension Plan. If Mr. McGinley resigns before December 31, 1997, he will forfeit the pension supplement.

-------------------------------------------------------------------------------

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
  Section 16 of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to report to the Securities and Exchange Commission their ownership of the Company's equity securities when they are first elected, and to report subsequent changes in their ownership. Joseph F. Damico, a former executive officer of one of the Company's principal subsidiaries, inadvertently filed a Form 4 late. The Form 4, which reported one transaction for the sale of Common Stock in May 1996, was filed in July 1996 instead of June 1996.

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

OWNERSHIP OF COMPANY SECURITIES
  No person or group, to the best of the Company's knowledge, owns 5% or more of the Company's Common Stock, as of December 31, 1996. The following tables and footnotes show, as of February 21, 1997, information with respect to the Common Stock beneficially owned by each director and named executive officer and by all directors and executive officers of the Company as a group. The information relating to directors and named executive officers is furnished by the respective directors and officers. For purposes of this disclosure, the Securities and Exchange Commission has defined "beneficial ownership" to include securities over which the individual has sole or shared investment or voting power regardless of the economic incidents of ownership. The amounts shown indicate the number of outstanding shares of Common Stock beneficially owned by each director and named executive officer and all directors and executive officers as a group, and include shares of Common Stock beneficially owned under the Company's Incentive Investment Plan, a qualified Section 401(k) profit sharing plan (the Plan amounts are included as of January 31, 1997, the latest information reasonably available). There are no outstanding equity securities of the Company other than its Common Stock. No director or named executive officer beneficially owned more than 1.0% of the outstanding Common Stock. All directors and executive officers as a group own approximately 1.2% of the outstanding shares of Common Stock. Where a director or executive officer has the right to acquire shares of Common Stock within 60 days after February 21, 1997, through the exercise of stock options or participation in the Company's employee stock purchase plans, these shares of Common Stock are treated as beneficially owned by the individual and as outstanding for purposes of computing the percentages owned by the individual and the group.

                                                     SHARES OF
                                                    COMMON STOCK
                                                    BENEFICIALLY    RIGHT TO
NAME OR GROUP                                          OWNED       ACQUIRE (1)
------------------------------------------------------------------------------
Walter E. Boomer                                           260          --
Pei-yuan Chia                                            4,380          --
John W. Colloton                                         3,838          --
Susan Crown                                             13,000(2)       --
Mary Johnston Evans                                      7,134          --
Frank R. Frame                                           4,477          --
Martha R. Ingram                                        36,000          --
Harry M. Jansen Kraemer, Jr.                           254,144       29,801
Arnold J. Levine                                         6,386          --
Vernon R. Loucks Jr.                                   790,468      172,797
Jack L. McGinley                                       209,989       32,130
Michael A. Mussallem                                   206,847       29,172
Georges C. St. Laurent, Jr.                            251,037          --
Arthur F. Staubitz                                     157,360       10,587
Monroe E. Trout                                          5,100          --
Reed V. Tuckson                                          4,130          --
Fred L. Turner                                           9,539          --
All directors and executive officers as a group(3)   3,333,537      637,804

-------------------------------------------------------------------------------
(1) The shares indicated under Right to Acquire are included under Shares of Common Stock Beneficially Owned.
(2) Ms. Crown disclaims beneficial ownership of 5,000 shares.

--------------------------------------------------------------------------------
(3) Adjustments are made to avoid double counting of shares as to which more than one beneficial owner is listed.

--------------------------------------------------------------------------------

  Except as indicated in the following table, the shares of Common Stock shown above are held with sole power over both investment and voting.

--------------------------------------------------------------------------------

                                                 VOTING POWER INVESTMENT POWER
NAME                                                SHARED         SHARED
------------------------------------------------------------------------------
Susan Crown                                          5,000          5,000
Harry M. Jansen Kraemer, Jr.                        23,433         23,433
Michael A. Mussallem                                20,275         20,275
Arthur F. Staubitz                                  16,943         16,943
Monroe E. Trout                                      2,100          2,100
All directors and executive officers as a group    150,789        150,789
------------------------------------------------------------------------------

PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT ACCOUNTANT
(ITEM 2 ON PROXY CARD)
  The Board of Directors has reappointed Price Waterhouse LLP as independent accountant for the Company in 1997. The board recommends that the appointment be ratified. If the resolution is not adopted, the board will consider the selection of another public accounting firm for 1997 and future years.

  Fees for services performed by Price Waterhouse LLP during 1996 related to the audit of the consolidated annual financial statements, including statutory audits of foreign subsidiaries, aggregated approximately $2.1 million. In addition to the audit of the consolidated financial statements, Price Waterhouse LLP performed other audit related services including: audits of employee benefit plans, limited reviews of quarterly financial information, reviews of officers' compensation, assistance with regulatory filings, acquisition and divestiture reviews, and consultations in connection with various financial reporting and accounting matters. Fees for these other audit related services aggregated approximately $1.0 million while fees for other consulting services aggregated approximately $1.0 million.

  A representative of Price Waterhouse LLP will attend the annual meeting and will be prepared to respond to questions. The representative may make a statement at the meeting if he or she so desires.

  The Board of Directors recommends a vote FOR ratification of the selection of Price Waterhouse LLP as independent accountant for 1997.

--------------------------------------------------------------------------------

PROPOSAL TO ADOPT THE OFFICER INCENTIVE COMPENSATION PLAN
(ITEM 3 ON PROXY CARD)
  The Compensation Committee has adopted the Officer Incentive Compensation Plan, an annual cash bonus plan in which all of the Company's executive officers are eligible to participate ("Bonus Plan"). The Bonus Plan was adopted in February 1997, subject to stockholder approval in compliance with the provisions of Section 162(m) of the Internal Revenue Code, as amended ("Code").
Section 162(m) prevents a publicly-traded corporation from taking a tax deduction for certain compensation in excess of $1 million per year which it or its subsidiaries pays to specified

--------------------------------------------------------------------------------
executives. Those specified executives are the chief executive officer and the four next most highly compensated executive officers for whom proxy disclosure is required ("Covered Employees"). Certain compensation, including compensation based on the attainment of performance goals, is excluded from the deduction limit and therefore deductible, even if it exceeds $1 million per year. To qualify for this performance-based exemption, the material terms pursuant to which the compensation is to be paid, including the performance goals and the maximum amount payable to the Covered Employees, must be approved by the stockholders before the payments are made.

  The principal features of the Bonus Plan are described below. The Bonus Plan was adopted pursuant to the Baxter International Inc. 1994 Incentive Compensation Program, which was approved by the Company's stockholders at the 1994 annual meeting of stockholders. If the Bonus Plan is not approved by the Company's stockholders, the Plan will be terminated and no payments under the Bonus Plan will be made to any Covered Employee.

Principal Features of the Plan
  Each year, the Compensation Committee establishes a cash bonus range for each executive officer participating in the Bonus Plan. The bonus range is established based on compensation data from comparable companies. (See the Compensation Committee report on page 13 for more information on the comparable companies.) At the same time, the Compensation Committee establishes Company performance goals for the year. After year-end results are reported, the Compensation Committee determines the amount of the bonus that is payable to each Bonus Plan participant, based on its certification of the extent to which the Company achieved the Company performance goals for the year. The Compensation Committee has the discretion to reduce the amount of the bonus otherwise payable to an executive officer.

  In February 1997, the Compensation Committee adopted 1997 Company performance goals under the Bonus Plan. It also established a bonus range for each participant in the Bonus Plan. The 1997 Company performance goals are net income growth and operational cash flow. These are the same performance goals the Compensation Committee approved for 1995 and 1996. The named executive officers' 1997 bonus ranges are as follows: Mr. Loucks--$670,000--$890,000; Mr. Kraemer--$310,000--$410,000; Mr. Staubitz--$175,000--$235,000; Mr. Mussallem--
$180,000--$245,000; Mr. McGinley--$180,000--$245,000. There are a total of 20 executive officer participants in the Bonus Plan for 1997, including the named executive officers. The aggregate 1997 bonus ranges for all 20 executive officer participants are $3,215,000--$4,310,000.

  For 1998 and future years, the Compensation Committee will establish Company performance goals under the Bonus Plan which will include one or more of the following performance measures: net income growth, operational cash flow, sales growth, Common Stock price, earnings per share, total shareholder return and inventory turns. The Compensation Committee will limit the maximum bonus payable to a Covered Employee for any one year to $2.0 million. Currently, it is not possible to determine the number of executive officer participants or participant bonus ranges under the Bonus Plan for 1998 and future years.

  The Compensation Committee may amend or terminate the Bonus Plan at any time. No amendment which requires stockholder approval to maintain the Bonus Plan's compliance with Section 162(m) of the Code will be effective unless the necessary stockholder approval is received.

  The Board of Directors recommends a vote FOR adoption of the Officer Incentive Compensation Plan.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CURRENT STOCKHOLDER PROPOSAL
  The Company has been informed that the following stockholder proposal will be presented for a vote at the 1997 annual meeting of stockholders. The Board of Directors recommends a vote AGAINST the proposal; its reasons follow the stockholder's proposal and supporting statement.

--------------------------------------------------------------------------------

STOCKHOLDER PROPOSAL RELATING TO CUMULATIVE VOTING IN THE ELECTION OF DIRECTORS (ITEM 4 ON PROXY CARD)
  The Company has been advised that Margaret R. and/or John J. Gilbert, 29 East 64th Street, New York, New York 10021-7043, as co-trustees under the will of Minnie D. Gilbert and as beneficial owners of 100 shares of Common Stock, and/or Martin Glotzer, 7061 N. Kedzie, Chicago, Illinois 60645, as the owner of 50 shares of Common Stock will have the following resolution presented at the annual meeting:

  RESOLVED: That the stockholders of Baxter International Inc., assembled in annual meeting in person and by proxy, hereby request the Board of Directors to take the steps necessary to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.

--------------------------------------------------------------------------------

Stockholder's Statement Supporting the Proposed Resolution
  Continued very strong support along the lines we suggest were shown at the last annual meeting when 30.7%, 5,110 owners of 64,489,379 shares, were cast in favor of this proposal. The vote against included 167 unmarked proxies.

  A California law provides that all state pension holdings and state college funds, invested in shares must be voted in favor of cumulative voting proposals, showing increasing recognition of the importance of this democratic means of electing directors.

  The National Bank Act provides for cumulative voting. In many cases companies get around it by forming holding companies without cumulative voting. Banking authorities have the right to question the capability of directors to be on banking boards. In many cases authorities come in after and say the director or directors were not qualified. We were delighted to see the SEC has finally taken action to prevent bad directors from being on boards of public companies. The SEC should have hearings to prevent such persons from becoming directors before they harm investors.

  We think cumulative voting is the answer to find new directors for various committees. Some recommendations have been made to carry out the CERES 10 points. The 11th, in our opinion, should be having cumulative voting and ending staggered boards.

  When Alaska became a state it took away cumulative voting over our objections. The Valdez oil spill might have been prevented if environmental directors were elected through cumulative voting. The huge derivative losses might have also been prevented with cumulative voting.

  Many successful corporations have cumulative voting. Example, Pennzoil defeated Texaco in that famous case. Ingersoll-Rand also having cumulative voting, won two awards. FORTUNE magazine ranked it second in its industry as "America's Most Admired Corporations" and the

--------------------------------------------------------------------------------
WALL STREET TRANSCRIPT noted "on almost any criteria used to evaluate management, Ingersoll-Rand excels." In 1994 and 1995 they raised their dividend.

  Lockheed-Martin, as well as VWR Corporation now have a provision that if anyone has 40% or more of the shares, cumulative voting applies; it does apply at the latter company.

  In 1995 American Premier adopted cumulative voting. Allegheny Power System tried to take away cumulative voting, as well as put in a stagger system, and stockholders defeated it, showing stockholders are interested in their rights.

  If you agree, please mark your proxy for this resolution; otherwise it is automatically cast against it, unless you have marked to abstain.

--------------------------------------------------------------------------------

Board of Directors' Statement Opposing Stockholder Resolution
  For the reasons explained below, the Board of Directors believes that cumulative voting for directors would not serve the best interests of the Company and its stockholders. The board recommends a vote AGAINST the proposed resolution.

  Directors should be elected based on their ability and commitment to represent the best interests of the Company and its stockholders as a whole. This tenet is best served when each director is elected by a majority vote of the stockholders. Cumulative voting can enable, and indeed encourage, a relatively small special-interest group to elect one or more directors. Directors so elected might feel compelled to act in the interest of the group that elected them rather than in the interest of all stockholders.

  Cumulative voting introduces the possibility of partisanship among board members, which could undermine the ability of the board to work together effectively. The variety and complexity of issues facing the Company necessitates that no actual or apparent influence bring into question the objectivity of the board's insight, perspective or counsel.

  The board encourages stockholders to present director candidates to the board's Planning and Organization Committee, which assists and advises the board in connection with board membership. Notably, the Planning and Organization Committee consists solely of non-employee directors. A summary of the process by which stockholders may present director candidates is included on page 2 of this proxy statement.

  In the board's opinion, the present method of electing directors, where each director is elected by majority vote of all stockholders, best assures that the directors will guide the affairs of the Company for the benefit of all stockholders.

  The board recommends a vote AGAINST cumulative voting in the election of directors.

--------------------------------------------------------------------------------

FUTURE STOCKHOLDER PROPOSALS
  From time to time stockholders present proposals which may be proper subjects for inclusion in the proxy statement and for consideration at the annual meeting. To be included in the proxy statement for the 1998 annual meeting, proposals must be received by the Company no later than November 21, 1997.

-------------------------------------------------------------------------------

  Stockholders may present proposals which are proper subjects for consideration at an annual meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement. To do so, the stockholder must comply with the procedures specified by the Company's bylaws. The Company's bylaws require all stockholders who intend to make proposals at an annual stockholders meeting to submit their proposals to the Company 60 to 90 days before the anniversary date of the previous year's annual meeting. To be eligible for consideration at the 1998 annual meeting, proposals which have not been submitted by the deadline for inclusion in the proxy statement must be received by the Company between February 5 and March 6, 1998. The provision is intended to allow all stockholders to have an opportunity to consider business expected to be raised at the meeting.

-------------------------------------------------------------------------------

COST OF PROXY SOLICITATION
  The Company will bear the costs of soliciting proxies. In addition to use of the mails, proxies may be solicited by directors, officers and employees of the Company personally, by telephone or by telegram. Such persons will not be specially compensated for such solicitation. The Company will request banks and brokers to solicit their customers who have Common Stock registered in their names or the names of their nominees and will reimburse such banks and brokers for their reasonable out-of-pocket costs.

  In addition, the Company has retained Georgeson & Co. Inc., 88 Pine Street, New York, New York 10005 to aid in soliciting proxies from brokers, bank nominees and other institutional owners by personal interview, telephone, telegram or mail. The Company will pay Georgeson & Co. Inc. $12,500 for stockholder solicitation and distribution of proxy materials and will reimburse it for expenses.

-------------------------------------------------------------------------------

OTHER BUSINESS
  The Company is not aware of any business to be presented at the annual meeting other than the matters described above. If a stockholder vote is necessary to transact any other business at the meeting, the proxyholders intend to vote their proxies in accordance with their best judgment related to such business.

By order of the Board of Directors,


/s/ David C. McKee
DAVID C. McKEE
Corporate Vice President, Secretary and Deputy General Counsel

Deerfield, Illinois
March 21, 1997

[BAXTER LOGO]

PROXY
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS - MAY 5, 1997
Solicited by the Board of Directors of Baxter International Inc.

The undersigned hereby appoint(s) Vernon R. Loucks Jr. and Arthur F. Staubitz or either of them, with full power of substitution, as proxyholders to represent and to vote, as designated on the reverse hereof, the common stock of the undersigned (including any shares of common stock credited under the Company's Stockholder Investment Service or uncertificated share account of the employee stock purchase plans) at the annual meeting of the stockholders of the Company to be held on May 5, 1997 and at any adjournment thereof.

Election of Directors, Nominees:                  Comments/Change of Address

                                                --------------------------------
Walter E. Boomer, John W. Colloton              --------------------------------
Susan Crown, Vernon R. Loucks Jr.               --------------------------------
Georges C. St. Laurent, Jr.                     --------------------------------
                                                --------------------------------
                                                --------------------------------

You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, You need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The proxyholders named above cannot vote your shares unless you sign and return this card. Please mark, sign and date this proxy card and mail it in the envelope provided.

                                                               -----------------
                                                               SEE REVERSE SIDE
                                                               -----------------

[x] Please mark your
    votes as in this                                                       8552
    example.                                                               ----
This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of directors, FOR proposals 2 and 3 and AGAINST proposal 4.
--------------------------------------------------------------------------------
       The Board of Directors recommends a vote FOR proposals 1,2 and 3.

--------------------------------------------------------------------------------
                       FOR              WITHHELD
1. Election of       [_____]            [_____]
   Directors
   (See Reverse).

For, except vote withheld from the following nominee(s):

--------------------------------------------------------

                       FOR     AGAINST  ABSTAIN
2. Ratification of   [_____]   [_____]  [_____]
   independent
   accountants.

3. To adopt the      [_____]   [_____]  [_____]
   Company's Officer
   Incentive
   Compensation Plan.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
         The Board of Directors recommends a vote AGAINST proposal 4.
--------------------------------------------------------------------------------

                                 FOR     AGAINST  ABSTAIN
4. Proposal relating to        [_____]   [_____]  [_____]
   cumulative voting in
   the election of directors.
--------------------------------------------------------------------------------


                                 Treat votes                      [_____]
                                 as confidential.

                                 Mark the box if                  [_____]
                                 you will attend the
                                 Annual Meeting.

                                 Mark the box if you have more    [_____]
                                 than one account and want to
                                 discontinue receiving multiple
                                 copies of future annual reports.


SIGNATURES(S)____________________________ DATE_________

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournment thereof.

NOTE Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator or guardian, please give full title as such.